Exhibit 99.1

News Release

Corteva Announces EVP Rajan Gajaria’s Retirement

Designates Indianapolis Global Headquarters

INDIANAPOLIS, IN – Feb. 8, 2022 – Corteva, Inc. (NYSE: CTVA) today announced that Rajan Gajaria, who has served as Corteva’s Executive Vice President of Business Platforms since 2019, will retire from the company effective February 18, 2022. Mr. Gajaria’s direct reports will report to Tim Glenn, Executive Vice President, or Sam Eathington, Senior Vice President, on an interim basis.

“Rajan made enormous contributions to the formation and development of Corteva, and we will always be grateful,” said Chuck Magro, Chief Executive Officer. “Over his long career he developed respect among our customers and colleagues around the world. We look forward to building on the solid foundation he helped to establish, and we wish him all the best in his future endeavors.”

The Company also announced that it will designate its existing Indianapolis, Indiana site as its global headquarters. The change will be effective immediately.

“In today’s flexible world of work, we have seen clear proof that our dedicated employees can be productive wherever they are. Designating our Indianapolis location as the Corteva headquarters brings us closer to our operations, our technology, and our customers, while optimizing our flexibility,” said Magro.

Rajan Gajaria Bio

As Executive Vice President of Business Platforms at Corteva Agriscience, Gajaria has been responsible for shaping the global business strategy, defining capital and R&D investment priorities, as well as overseeing the supply chain for Corteva Agriscience’s Crop Protection, Seeds, and Digital businesses around the world. Most recently, he served as Vice President, Crop Protection Business Platform. His career spans several decades, continents and functions as he helps build the business and advocate for modern agriculture.

About Corteva

Corteva, Inc. (NYSE: CTVA) is a publicly traded, global pure-play agriculture company that combines industry-leading innovation, high-touch customer engagement and operational execution to profitably deliver solutions for the world’s most pressing agriculture challenges. Corteva generates advantaged market preference through its unique distribution strategy, together with its balanced and globally diverse mix of seed, crop protection, and digital products and services. With some of the most recognized brands in agriculture and a technology pipeline well positioned to drive growth, the company is committed to maximizing productivity for farmers, while working with stakeholders throughout the food system as it fulfills its promise to enrich the lives of those who produce and those who consume, ensuring progress for generations to come. More information can be found at www.corteva.com.

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02/08/2022

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Media Contact:

Kasey Anderson

+1-317-337-4478

kasey.anderson@corteva.com